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                                                                      Exhibit 9


July 2, 2001



GE Capital Life Assurance Company of New York
125 Park Avenue, 6th Floor
New York, New York  10017-6529

Gentlemen:

With reference to Post-Effective Amendment No. 5 to Form N-4 (File Number 333-39955) filed by GE Capital Life Assurance Company of New York and GE Capital Life Separate Account II with the Securities and Exchange Commission covering flexible premium variable deferred annuity policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. GE Capital Life Assurance Company of New York is duly organized and validly existing under the laws of the state of New York and has been duly authorized to issue individual flexible premium variable deferred annuity policies by the Bureau of Insurance of the State Corporation Commission of the Commonwealth of New York.

2. GE Capital Life Separate Account II is a duly authorized and existing separate account established pursuant to the provisions of the Code of New York.

3. The flexible premium variable deferred annuity policies, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of GE Capital Life Assurance Company of New York.

I hereby consent to the use of this letter, or copy thereof, as an exhibit to Post-Effective Amendment No. 5 to the Registration Statement on Form N-4 (File Number 333-39955) and the reference to me under the caption "Legal Matters" in the Statement of Additional Information contained in said Post-Effective Amendment.

Sincerely,

/s/ DONITA M. KING

Donita M. King
General Counsel, Senior Vice President,
 Law Department